As filed with the Securities and Exchange Commission on January 25, 2016

Registration Statement No. 333-44204

Registration Statement No. 333-34648

Registration Statement No. 33-86930

Registration Statement No. 33-90392

Registration Statement No. 33-96620

Registration Statement No. 33-97490

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-44204

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-34648

Post-Effective Amendment No. 5 to Form S-3 Registration Statement No. 33-86930

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 33-90392

Post-Effective Amendment No. 5 to Form S-3 Registration Statement No. 33-96620

Post-Effective Amendment No. 5 to Form S-3 Registration Statement No. 33-97490

UNDER

THE SECURITIES ACT OF 1933

MICROSEMI STORAGE SOLUTIONS, INC.
(f/k/a PMC-SIERRA, INC.)

(Exact name of registrant as specified in its charter)

Delaware	94-2925073
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1380 Bordeaux Drive

Sunnyvale, California 94089

(949) 380-6100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Pickle

President

Microsemi Storage Solutions, Inc.

One Enterprise

Aliso Viejo, California 92656

(949) 380-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

John W. Hohener Executive Vice President, Chief Financial Officer, Secretary and Treasurer Microsemi Corporation One Enterprise Aliso Viejo, California 92656 (949) 380-6100	Warren Lazarow Paul Scrivano O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, California 94025 (650) 473-2600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Explanatory Note

These Post-Effective Amendments relate to the following Registration Statements of Microsemi Storage Solutions, Inc. (f/k/a PMC-Sierra, Inc.) (the “Registrant”) on Form S-3 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-44204;

2.	Registration Statement No. 333-34648;

3.	Registration Statement No. 33-86930;

4.	Registration Statement No. 33-90392;

5.	Registration Statement No. 33-96620; and

6.	Registration Statement No. 33-97490.

On January 15, 2016, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 24, 2015, by and among the Registrant, Microsemi Corporation (“Microsemi”), and Lois Acquisition Corp., a wholly owned subsidiary of Microsemi (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and as a wholly-owned subsidiary of Microsemi.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all unsold securities under the Registration Statements, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on January 25, 2016.

MICROSEMI STORAGE SOLUTIONS, INC (f/k/a PMC-Sierra, Inc.)

By:	/s/ John W. Hohener
Name: Title:	John W. Hohener Chief Financial Officer and Treasurer

Note: No other person is required to sign these Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act.